Exhibit 99.2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: January 29, 2013
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Ford Motor Company ("Ford") hereby incorporates by reference its news release dated January 29, 2013, which is filed as Exhibit 99 hereto.

Ford will conduct two conference calls on January 29, 2013 to review preliminary fourth quarter and full year 2012 financial results. Beginning at 9:00 a.m., Ford President and Chief Executive Officer Alan Mulally and Executive Vice President and Chief Financial Officer Bob Shanks will host a presentation for the investment community and news media. Investors may access this presentation by dialing 866-318-8613 (or 1-617-399-5132 from outside the United States). The passcode for either telephone number is a verbal response of "Ford Earnings."

At 11:00 a.m., Ford Vice President and Treasurer Neil Schloss, Ford Vice President and Controller Stuart Rowley, and Ford Motor Credit Company Chief Financial Officer Mike Seneski will host a presentation for fixed income analysts and investors. Investors may access this presentation by dialing 866-515-2907 (or 1-617-399-5121 from outside the United States). The passcode for either telephone number is a verbal response of "Ford Fixed Income."

A listen-only webcast and supporting presentation materials for these calls is available on the Internet at www.shareholder.ford.com. Investors also may access replays of the presentations beginning after 2:00 p.m. the day of the event through Tuesday, February 5, 2013 by dialing 888-286-8010 (or 1-617-801-6888 from outside the United States). The passcode for replays of the earnings call is 37382865; the passcode for replays of the fixed income call is 87513123. All times referenced above are in Eastern Time.

Please note that Exhibit 99 to this Form 8-K discusses various financial measures "excluding special items" and/or with other adjustments. The most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") are these same measures including special items and/or without adjustments. We believe that showing these measures on a basis that excludes special items and/or includes other adjustments is useful to investors, because it allows investors to evaluate our results excluding or adjusting for items related to our efforts to match production capacity and cost structure to market demand and changing model mix, as well as items that we do not necessarily consider to be indicative of earnings from ongoing operating activities.

In addition, Exhibit 99 discusses our key cash metrics, Automotive operating-related cash flow (which we believe best represents the ability of our Automotive operations to generate cash), Automotive gross cash (including cash and cash equivalents and net marketable securities), and net interest. We believe that Automotive operating-related cash flow is useful to investors because it includes elements that we consider to be related to our operating activities (e.g., capital spending), and excludes cash flow elements that we do not consider to be related to the ability of our operations to generate cash. The most comparable GAAP measure is Cash flows from operating activities of continuing operations on our statement of cash flows. The most comparable GAAP measure for Automotive gross cash is the sum of the individual line items on our balance sheet for each of the elements within that measure (Cash and cash equivalents and Marketable securities). Net interest primarily measures profit variances driven by changes in our Automotive sector's centrally managed net interest (primarily interest expense, interest income, and other adjustments).  The most comparable GAAP measure for net interest is the sum of Interest expense, interest income, and gains/losses on the majority of our investments which are reported in Automotive interest income and other income/(loss), net on our income statement.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS*

Designation	Description	Method of Filing

Exhibit 99	News release dated January 29, 2013	Filed with this Report

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: January 29, 2013	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary

*
Any reference in the attached exhibit(s) to our corporate website(s) and/or other social media sites or platforms, and the contents thereof, is provided for convenience only; such websites or platforms and the contents thereof are not incorporated by reference into this Report nor deemed filed with the Securities and Exchange Commission.

EXHIBIT INDEX

Designation	Description

Exhibit 99	News release dated January 29, 2013

|	NEWS
		www.facebook.com/ford	www.twitter.com/ford

Ford Posts Highest Fourth Quarter Pre-Tax Profit in More Than a Decade; Full Year Pre-Tax Profit of $8 Billion and Net Income of $5.7 Billion+

•	Strong full year pre-tax profit was $8 billion, or $1.41 per share, a decrease of $797 million from a year ago

•
Full year net income was $5.7 billion, or $1.42 per share; excluding impact of 2011 changes in valuation allowance against deferred tax assets, full year 2012 net income was $307 million lower than 2011

•
Positive Automotive operating-related cash flow was $3.4 billion for the full year and $1 billion for the fourth quarter — the 11th consecutive quarter of positive performance. Ford ended 2012 with Automotive gross cash of $24.3 billion, exceeding debt by $10 billion, and a strong liquidity position of $34.5 billion, an increase of $2.1 billion over 2011

•
Ford had its highest fourth quarter pre-tax profit in more than a decade — when trucks and SUVs were a more significant portion of the U.S. product mix — at $1.7 billion, or $0.31 per share, an increase of $577 million from fourth quarter 2011. Ford has now posted a pre-tax operating profit for 14 consecutive quarters

•
Total company fourth quarter net income was $1.6 billion, or $0.40 per share; excluding impact of 2011 changes in valuation allowance against deferred tax assets, fourth quarter net income was $565 million higher than 2011

•
Total Automotive full-year pre-tax profit of $6.3 billion was driven by Ford North America results, which set fourth quarter and full year records for pre-tax profit and operating margin since Ford began reflecting the region as a separate business unit in 2000. For the full year, Ford North America's pre-tax profit was $8.3 billion with an operating margin of 10.4 percent

•	Ford Credit reported continued solid performance with a full year pre-tax profit of $1.7 billion

•
For 2013 outlook, Ford expects another strong year, with Total Company operating profit to be about equal to 2012, Automotive operating margin to be about equal to or lower than 2012, and Automotive operating-related cash flow to be higher than 2012

Financial Results Summary +	Fourth Quarter			Full Year
	2011	2012	B/(W) 2011	2011	2012	B/(W) 2011
Wholesales (000)	1,427	1,534	107	5,695	5,668	(27)
Revenue (Bils.)	$34.6	$36.5	$1.9	$136.3	$134.3	$(2.0)
Operating Results
Pre-tax results (Mils.)++	$1,104	$1,681	$577	$8,763	$7,966	$(797)
After-tax results (Mils.)+++	797	1,241	444	6,119	5,596	(523)
Earnings per share+++	0.20	0.31	0.11	1.51	1.41	(0.10)
Special items pre-tax (Mils.)	$349	$160	$(189)	$(82)	$(246)	$(164)
Net income attributable to Ford -- excl. 2011 changes in val. allow. against deferred tax assets
After-tax results (Mils.)	$1,033	$1,598	$565	$5,972	$5,665	$(307)
Net income attributable to Ford
After-tax results (Mils.)	$13,615	$1,598	$(12,017)	$20,213	$5,665	$(14,548)
Earnings per share	3.40	0.40	(3.00)	4.94	1.42	(3.52)
Automotive
Operating-related cash flow (Bils.)	$0.7	$1.0	$0.3	$5.6	$3.4	$(2.2)
Gross cash (Bils.)	$22.9	$24.3	$1.4	$22.9	$24.3	$1.4
Debt (Bils.)	(13.1)	(14.3)	(1.2)	(13.1)	(14.3)	(1.2)
Net cash (Bils.)	$9.8	$10.0	$0.2	$9.8	$10.0	$0.2
See end notes on page 7.

DEARBORN, Mich., Jan. 29, 2013 - Ford Motor Company [NYSE: F] today reported 2012 full year pre-tax profit of $8 billion on the strength of record results from North America and continued solid performance from Ford Credit.

Full year pre-tax profit of $8 billion, or $1.41 per share, and net income of $5.7 billion, or $1.42 per share, were each lower than a year ago. Excluding the impact of 2011 changes in the valuation allowance against deferred tax assets, Ford fourth quarter net income was $565 million higher than 2011, while full year was $307 million lower than a year ago.

Fourth quarter pre-tax profit was $1.7 billion, or $0.31 per share, an increase of $577 million from 2011. Ford now has posted a pre-tax profit for 14 consecutive quarters. Fourth quarter net income was $1.6 billion, or $0.40 per share.

Ford generated positive Automotive operating-related cash flow of $1 billion in the fourth quarter - the 11th consecutive quarter of positive performance - and positive Automotive operating-related cash flow of $3.4 billion for the full year. Ford ended 2012 with Automotive gross cash of $24.3 billion, exceeding debt by $10 billion, and a strong liquidity position of $34.5 billion, an increase of $2.1 billion over 2011.

“The Ford team delivered strong results once again, underscoring that our One Ford plan is working,” said Alan Mulally, Ford president and CEO. “We are well positioned for another strong year in 2013, as we continue our plan to serve customers in all markets around the world with a full family of vehicles — small, medium and large; cars, utilities and trucks — with the very best quality, fuel efficiency, safety, smart design and value.”

As a result of Ford's 2012 financial performance, the company will make profit sharing payments to approximately 45,800 eligible U.S. hourly employees on March 14, 2013. As part of the UAW-Ford collective bargaining agreement, Ford North America pre-tax profits of $8.3 billion will generate approximately $8,300 per eligible employee on a full year basis. Individual profit sharing payments may be higher or lower based on employee compensated hours.

As part of Ford's previously announced strategy to de-risk its pension obligations, the company made $3.4 billion in cash contributions in 2012 to its worldwide funded plans, $2.3 billion higher than 2011. This included $2 billion of discretionary contributions. In 2012, Ford settled $1.2 billion of its pension obligations as part of the voluntary lump sum payout program for salaried retirees, which began in the second half of 2012 and will continue through 2013. For 2013, cash contributions to funded plans are expected to be about $5 billion globally, including discretionary contributions of about $3.4 billion.

AUTOMOTIVE SECTOR

	Fourth Quarter			Full Year
	2011	2012	B/(W) 2011	2011	2012	B/(W) 2011
Wholesales (000)	1,427	1,534	107	5,695	5,668	(27)
Revenue (Bils.)	$32.6	$34.5	$1.9	$128.2	$126.6	$(1.6)
Pre-tax results (Mils.)	$586	$1,262	$676	$6,332	$6,256	$(76)
Operating Margin (Pct.)	2.2%	3.8%	1.6 pts.	5.4%	5.3%	(0.1) pts.

The increase in total Automotive pre-tax profit and operating margin in the fourth quarter is more than explained by the record quarter in North America. South America and Asia Pacific Africa were also improved.

For the full year, Total Automotive pre-tax profit was about equal to a year ago, reflecting primarily higher net pricing and the non-repeat of 2011 UAW ratification bonuses, offset by higher costs, mainly structural, and unfavorable volume.

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Ford North America

	Fourth Quarter			Full Year
	2011	2012	B/(W) 2011	2011	2012	B/(W) 2011
Wholesales (000)	693	755	62	2,686	2,784	98
Revenue (Bils.)	$19.6	$22.1	$2.5	$75.0	$79.9	$4.9
Pre-tax results (Mils.)	$889	$1,872	$983	$6,191	$8,343	$2,152
Operating Margin (Pct.)	4.5%	8.4%	3.9 pts.	8.3%	10.4%	2.1 pts.

The increase of $1 billion in pre-tax profit for the fourth quarter compared with a year ago and the substantial increase in operating margin primarily reflected favorable market factors and the non-repeat of ratification bonuses.

For the full year, North America pre-tax profit and operating margin were both records. Volume and revenue were also higher.

For 2013, Ford expects the strong North America performance to continue with pre-tax profits expected to be higher than 2012, with an operating margin of about 10 percent. This reflects a growing industry, a strong Ford brand, an outstanding product line-up driven by industry-leading refresh rates, continued discipline in matching production with demand, and a lean cost structure.

Ford South America

	Fourth Quarter			Full Year
	2011	2012	B/(W) 2011	2011	2012	B/(W) 2011
Wholesales (000)	124	144	20	506	498	(8)
Revenue (Bils.)	$2.8	$3.1	$0.3	$11.0	$10.1	$(0.9)
Pre-tax results (Mils.)	$108	$145	$37	$861	$213	$(648)
Operating Margin (Pct.)	3.9%	4.8%	0.9 pts.	7.8%	2.1%	(5.7) pts.

Pre-tax profit and operating margin in the fourth quarter were both higher than a year ago, more than explained by favorable market factors driven by several new products recently launched; higher costs and unfavorable exchange in Brazil were partial offsets.

For the full year, South America pre-tax profit was $213 million, substantially lower than a year ago.

For 2013, Ford expects its South America results to be about breakeven. Although results will benefit from new products recently launched or to be launched during the year, the competitive environment and currency risks across the region, especially in Venezuela, are expected to impact company profits adversely. In addition, government actions to incentivize local production and balance trade are driving trade frictions between South American countries and also with Mexico, resulting in business environment instability and new trade barriers.

Ford Europe

	Fourth Quarter			Full Year
	2011	2012	B/(W) 2011	2011	2012	B/(W) 2011
Wholesales (000)	391	327	(64)	1,602	1,353	(249)
Revenue (Bils.)	$8.3	$6.5	$(1.8)	$33.8	$26.6	$(7.2)
Pre-tax results (Mils.)	$(190)	$(732)	$(542)	$(27)	$(1,753)	$(1,726)
Operating Margin (Pct.)	(2.3)%	(11.4)%	(9.1) pts.	(0.1)%	(6.6)%	(6.5) pts.

The decline in Ford Europe's fourth quarter pre-tax results was more than explained by unfavorable volume and mix. The industry for the 19 markets Ford tracks in Europe was 13.5 million units, the lowest quarterly SAAR since 1995.

For the full year, Ford Europe continued to be negatively impacted by the challenging economic conditions in the region.

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Ford's European results are consistent with prior guidance. The company's announced European transformation is proceeding according to plan. In the fourth quarter, the company started recognizing accelerated depreciation for the plants it intends to close, subject to employee consultation. Ford also recognized the cost of salaried separations, which are included in special items.

Ford is on track to deliver its European transformation plan, focused on product, brand, and cost. In 2013, compared with last year, Ford will benefit from the non-repeat to the same degree of dealer stock reductions. However, consistent with its guidance, Ford will incur higher costs associated with its restructuring actions, mainly investment in new products — as outlined at its Amsterdam product event, accelerated depreciation, and costs to implement its revised manufacturing footprint. As Ford did in North America, these are investments the company is making now to transform its European business for profitable growth in the future.

Since providing guidance in October, Ford's outlook for industry volume has deteriorated. Ford now expects industry volume to be in the lower end of the range of 13 million to 14 million units. In addition, Ford is being adversely impacted by higher pension costs due to lower discount rates, and a stronger euro. As a result, Ford now expects full year 2013 results for Ford Europe to be a loss of about $2 billion, compared to prior guidance of a loss about equal to 2012. The business environment remains uncertain, and Ford will continue to monitor the situation in Europe and take further action as necessary.

Ford Asia Pacific Africa

	Fourth Quarter			Full Year
	2011	2012	B/(W) 2011	2011	2012	B/(W) 2011
Wholesales (000)	219	308	89	901	1,033	132
Revenue (Bils.)	$1.9	$2.8	$0.9	$8.4	$10.0	$1.6
Pre-tax results (Mils.)	$(83)	$39	$122	$(92)	$(77)	$15
Operating Margin (Pct.)	(4.4)%	1.4%	5.8 pts.	(1.1)%	(0.8)%	0.3 pts.

The improvement in both fourth quarter pre-tax profits and operating margin was more than explained by favorable market factors, offset partially by higher costs associated with new products and investments to support higher volumes and future growth. Ford recorded a 41 percent increase in sales in the fourth quarter and increased its market share from 2.8 percent to 3.4 percent, both quarterly records for the company in the region.

While Ford Asia Pacific Africa posted a full year loss, it sold more than 1 million vehicles for the first time, and recorded $10 billion in revenue, also a record.

For 2013, Ford expects Asia Pacific Africa to be about breakeven. The company also expects its volume and revenue growth in the region to accelerate, supported by the launch of the all-new Kuga, Mondeo, EcoSport, and refreshed Fiesta across the region, as well as the launch of Mondeo and Explorer in China. This will be offset in large part by continued strong investment across the region to support Ford's longer-range growth plans.

Other Automotive

The fourth quarter loss of $62 million in Other Automotive mainly reflected net interest expense of $147 million, offset partially by a favorable fair market value adjustment on the company's investment in Mazda.

For the full year, the loss in Other Automotive of $470 million was more than explained by $489 million of net interest expense.

For 2013, Ford expects net interest expense to be higher than the fourth quarter 2012 run rate, reflecting the increase in Automotive debt associated with the company's recent issuance and lower interest income.

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FINANCIAL SERVICES SECTOR

	Fourth Quarter			Full Year
	2011	2012	B/(W) 2011	2011	2012	B/(W) 2011
Revenue (Bils.)	$2.0	$2.0	$—	$8.1	$7.7	$(0.4)
Ford Credit pre-tax results (Mils.)	$506	$414	$(92)	$2,404	$1,697	$(707)
Other Financial Services pre-tax results (Mils.)	12	5	(7)	27	13	(14)
Financial Services pre-tax results (Mils.)	$518	$419	$(99)	$2,431	$1,710	$(721)

Ford Motor Credit Company
In line with expectations, lower fourth quarter pre-tax results compared with a year ago reflected mainly lower credit loss reserve reductions and lower financing margin as higher-yielding assets originated in prior years run off.
The decline in full year pre-tax profit is more than explained by fewer lease terminations, resulting in fewer vehicles sold at a gain, and lower financing margin.
For 2013, Ford Credit projects full year pre-tax profit about equal to 2012; managed receivables at year end in the range of $95 billion to $105 billion; managed leverage to continue in the range of 8:1 to 9:1; and planned distributions of about $200 million.

PRODUCTION VOLUMES*

	2012 Actual				2013
	Fourth Quarter		Full Year		First Quarter Forecast
	Units	O/(U) 2011	Units	O/(U) 2011	Units	O/(U) 2012
	(000)	(000)	(000)	(000)	(000)	(000)
North America	735	60	2,822	124	770	93
South America	116	16	417	(44)	115	18
Europe	340	(62)	1,446	(188)	405	(13)
Asia Pacific Africa	302	111	1,023	162	275	62
Total	1,493	125	5,708	54	1,565	160
*Includes production of Ford brand and JMC brand vehicles to be sold by unconsolidated affiliates.

Fourth Quarter, Full Year 2012 and First Quarter 2013 Production Volumes

In the fourth quarter, total company production was about 1.5 million units, 125,000 units higher than a year ago. This is 13,000 units higher than Ford's most recent guidance.

For the full year, Ford produced 5.7 million units, up 54,000 from a year ago.

The company expects first quarter production to be about 1.6 million units, up 160,000 units from a year ago, reflecting higher volume in all regions except Europe. Compared with the fourth quarter, first quarter production is up 72,000 units.

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OUTLOOK

Ford's planning assumptions and key metrics include the following:

		2011 Full Year	2012 Full Year	2012 Full Year
		Results	Plan	Results
	Planning Assumptions
	Industry Volume* -- U.S. (Mils.)	13.0	13.5 - 14.5	14.8
	Industry Volume* -- Europe (Mils.)**	15.3	14.0 - 15.0	14.0

	Operational Metrics
	Compared with Prior Year:
	- U.S. Market Share	16.5%	About Equal	15.2%
	- Europe Market Share**	8.3%	About Equal	7.9%

	- Quality	Mixed	Improve	Mixed

	Financial Metrics
	Compared with Prior Year:
	- Automotive Pre-Tax Operating Profit (Bils.)***	$6.3	Higher	$6.3
	- Ford Motor Credit Pre-Tax Operating Profit (Bils.)	$2.4	Lower	$1.7
	- Total Company Pre-Tax Operating Profit (Bils.)***	$8.8	About Equal	$8.0
	- Automotive Structural Costs Increase (Bils.)****	$1.4	Less than $2.0	$1.5
	- Automotive Operating Margin***	5.4%	Improve	5.3%

	Absolute Amount:
	- Capital Spending (Bils.)	$4.3	$5.5 - $6.0	$5.5
*	Includes medium and heavy trucks
**	The 19 markets we track
***	Excludes special items; Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue
****	Structural cost changes are measured primarily at present-year exchange, and exclude special items and discontinued operations

		2012	2013 Full Year
		Results	Plan
	Planning Assumptions
	Industry Volume* -- U.S. (Mils.)	14.8	15.0 - 16.0
	-- Europe (Mils.)**	14.0	13.0 - 14.0
	-- China (Mils.)	19.0	19.5 - 21.5

	Operational Metrics
	Compared with Prior Year:
	Market Share -- U.S.	15.2%	Higher
	-- Europe**	7.9	About Equal
	-- China***	3.2	Higher

	Quality	Mixed	Improve

	Financial Metrics
	Compared with Prior Year:
	- Total Company Pre-Tax Profit (Bils.)****	$8.0	About Equal
	- Automotive Operating Margin****	5.3%	About Equal / Lower
	- Automotive Operating-Related Cash Flow (Bils.)	$3.4	Higher

*	Includes medium and heavy trucks
**	The 19 markets we track
***	Includes Ford and JMC brand vehicles sold in China by unconsolidated affiliates
****	Excludes special items; Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by automotive revenue

Ford remains focused on delivering the key aspects of the One Ford plan, which are unchanged:

•	Aggressively restructuring to operate profitably at the current demand and changing model mix

•	Accelerating the development of new products that customers want and value

•	Financing the plan and improving the balance sheet

•	Working together effectively as one team, leveraging Ford's global assets

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“Our focus this year will be to continue our strong performance in North America and at Ford Credit, while at the same time, addressing challenges and opportunities in other parts of our business,” said Bob Shanks, Ford chief financial officer. “In Europe this means executing our transformation plan, while in South America we will continue to refresh our entire product line-up, and in Asia Pacific we will continue to invest for even stronger, profitable growth in the future.”

Overall, the company expects 2013 to be another strong year, as it continues to work toward its mid-decade outlook.

# # #

+
The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford's Annual Report on Form 10-K for the year ended Dec. 31, 2012. The following information applies to the information throughout this release:

•	Pre-tax operating results exclude special items unless otherwise noted.

•
See tables following the “Safe Harbor/Risk Factors” for the nature and amount of special items, and reconciliation of items designated as “excluding special items” to U.S. generally accepted accounting principles (“GAAP”). Also see the tables for reconciliation to GAAP of Automotive gross cash, operating-related cash flow and net interest.

•
Discussion of overall Automotive cost changes is measured primarily at present-year exchange and excludes special items and discontinued operations; in addition, costs that vary directly with production volume, such as material, freight, and warranty costs, are measured at present-year volume and mix.

•
Wholesale unit sales and production volumes include the sale or production of Ford-brand and JMC-brand vehicles by unconsolidated affiliates. JMC refers to our Chinese joint venture, Jiangling Motors Corporation. See materials supporting the Jan. 29, 2013 conference calls at www.shareholder.ford.com for further discussion of wholesale unit volumes.

++	Excludes special items.

+++
Excludes special items and “Income/(Loss) attributable to non-controlling interests.” See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

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Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geo-political events, or other factors;

•	Decline in market share or failure to achieve growth;

•	Lower-than-anticipated market acceptance of new or existing products;

•
An increase in or acceleration of market shift beyond our current planning assumptions from sales of trucks, medium- and large-sized utilities, or other more profitable vehicles, particularly in the United States;

•	An increase in fuel prices, continued volatility of fuel prices, or reduced availability of fuel;

•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations, or other factors;

•	Adverse effects from the bankruptcy, insolvency, or government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;

•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;

•
Economic distress of suppliers that may require us to provide substantial financial support or take other measures to ensure supplies of components and could increase our costs, affect our liquidity, or cause production constraints or disruptions;

•	Single-source supply of components or materials;

•	Labor or other constraints on our ability to maintain competitive cost structure;

•	Work stoppages at Ford or supplier facilities or other interruptions of production;

•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;

•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates or investment returns);

•	Restriction on use of tax attributes from tax law "ownership change;"

•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, reputational damage, or increased warranty costs;

•	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;

•	Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in our products, perceived environmental impacts, or otherwise;

•
A change in our requirements for parts where we have long-term supply arrangements committing us to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller ("take-or-pay" contracts);

•	Adverse effects on our results from a decrease in or cessation or clawback of government incentives related to investments;

•	Adverse effects on our operations resulting from certain geo-political or other events;

•	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;

•	Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations;

•	Failure of financial institutions to fulfill commitments under committed credit facilities;

•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

•	Higher-than-expected credit losses;

•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;

•	Collection and servicing problems related to finance receivables and net investment in operating leases;

•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;

•	Imposition of additional costs or restrictions due to the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Act") and its implementing rules and regulations;

•	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions; and

•	Inability of Ford Credit to obtain competitive funding.

Ford cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Ford's forward-looking statements speak only as of the date of initial issuance, and Ford does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise. For additional discussion of these risks, see "Item 1A . Risk Factors" of Ford's Annual Report on Form 10-K for the year ended December 31, 2011.

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CONFERENCE CALL DETAILS

Ford Motor Company [NYSE:F] releases its preliminary fourth quarter 2012 financial results at 7 a.m. EST today. The following briefings will be held after the announcement:

•
At 9 a.m. EST, Alan Mulally, Ford president and CEO, and Bob Shanks, Ford executive vice president and chief financial officer, will host a conference call for the investment community and news media to discuss the 2012 fourth quarter and full-year results.

•
At 11 a.m. EST, Neil Schloss, Ford vice president and treasurer, Stuart Rowley, Ford vice president and controller, and Mike Seneski, chief financial officer, Ford Motor Credit Company, will host a conference call for fixed income analysts and investors.

Listen-only presentations and supporting materials will be available on the Internet at www.shareholder.ford.com. Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information — Tuesday, Jan. 29, 2013
Earnings Call: 9 a.m. (EST)
Toll Free: 1.866.318.8613
International: 1.617.399.5132
Earnings Passcode: Ford Earnings
Fixed Income: 11 a.m. (EST)
Toll Free: 1.866.515.2907
International: 1.617.399.5121
Fixed Income Passcode: Ford Fixed Income
Replays — Available after 2 p.m. the day of the event through Tuesday, February 5, 2013.
www.shareholder.ford.com
Toll Free: 1.888.286.8010
International: 1.617.801.6888
Replay Passcodes:
Earnings: 37382865
Fixed Income: 87513123

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 171,000 employees and 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

# # #

Contact(s):	Media:	Equity Investment	Fixed Income	Shareholder
	Jay Cooney	Community: Larry Heck	Investment Community: Molly Tripp	Inquiries: 1.800.555.5259 or
	1.313.319.5477	1.313.594.0613	1.313.621.0881	1.313.845.8540
	jcoone17@ford.com	fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

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CALCULATION OF EARNINGS PER SHARE
		Fourth Quarter 2012		Full Year 2012
		Net Income Attributable to Ford	After-Tax Operating Results Excl. Special Items*	Net Income Attributable to Ford	After-Tax Operating Results Excl. Special Items*
	After-Tax Results (Mils.)
	After-tax results*	$1,598	$1,241	$5,665	$5,596
	Effect of dilutive 2016 Convertible Notes**	13	11	46	44
	Effect of dilutive 2036 Convertible Notes**	1	—	2	1
	Diluted after-tax results	$1,612	$1,252	$5,713	$5,641

	Basic and Diluted Shares (Mils.)***
	Basic shares (Average shares outstanding)	3,830	3,830	3,815	3,815
	Net dilutive options and warrants	78	76	101	100
	Dilutive 2016 Convertible Notes	97	97	96	96
	Dilutive 2036 Convertible Notes	3	3	3	3
	Diluted shares	4,008	4,006	4,015	4,014

	EPS (Diluted)	$0.40	$0.31	$1.42	$1.41

*	Excludes Income / (Loss) attributable to non-controlling interests and the effect of discontinued operations; special items detailed on page 11
**
As applicable, includes interest expense, amortization of discount, amortization of fees, and other changes in income or loss that result from the application of the if-converted method for convertible securities

***
Includes (i) 36 million and 53 million in average net dilutive shares for the Fourth Quarter and Full Year 2012, respectively, for warrants outstanding prior to exercise and (ii) 35 million and 9 million in average basic shares outstanding for the Fourth Quarter and Full Year 2012, respectively, for shares issued for warrants exercised. In total, by the deadline for exercise of December 31, 2012, 362 million warrants were exercised on a net share settlement basis, resulting in the issuance of 106 million shares.

TOTAL COMPANY
INCOME FROM CONTINUING OPERATIONS
	Fourth Quarter		Full Year
	2011	2012	2011	2012
	(Mils.)	(Mils.)	(Mils.)	(Mils.)

North America	$889	$1,872	$6,191	$8,343
South America	108	145	861	213
Europe	(190)	(732)	(27)	(1,753)
Asia Pacific Africa	(83)	39	(92)	(77)
Other Automotive	(138)	(62)	(601)	(470)
Total Automotive (excl. special items)	$586	$1,262	$6,332	$6,256
Special items -- Automotive	349	160	(82)	(246)
Total Automotive	$935	$1,422	$6,250	$6,010
Financial Services	518	419	2,431	1,710
Pre-tax results	$1,453	$1,841	$8,681	$7,720
(Provision for)/Benefit from income taxes	12,161	(246)	11,541	(2,056)
Net income	$13,614	$1,595	$20,222	$5,664
Less: Income/(Loss) attributable to non-controlling interests	(1)	(3)	9	(1)
Net income attributable to Ford	$13,615	$1,598	$20,213	$5,665

Memo: Excluding special items
Pre-tax results	$1,104	$1,681	$8,763	$7,966
(Provision for)/Benefit from income taxes	(308)	(443)	(2,635)	(2,371)
Less: Income/(Loss) attributable to non-controlling interests	(1)	(3)	9	(1)
After tax results	$797	$1,241	$6,119	$5,596

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TOTAL COMPANY
SPECIAL ITEMS
	Fourth Quarter		Full Year
	2011	2012	2011	2012
	(Mils.)	(Mils.)	(Mils.)	(Mils.)
Personnel and Dealer-Related Items
Personnel-reduction actions*	$(56)	$(185)	$(269)	$(498)
Mercury discontinuation / Other dealer actions	(47)	(24)	(151)	(71)
Job Security Benefits (JSB) / Other	60	(6)	93	17
Total Personnel and Dealer-Related Items	$(43)	$(215)	$(327)	$(552)

Other Items
CFMA restructuring	$—	$625	$—	$625
AAI consolidation	—	—	—	136
FordSollers gain	401	—	401	1
U.S. pension buyouts	—	(250)	—	(250)
Loss on sale of two component businesses	—	—	—	(174)
Belgium pension settlement	(5)	—	(109)	—
Other	(4)	—	(47)	(32)
Total Other Items	$392	$375	$245	$306

Total Special Items	$349	$160	$(82)	$(246)

Tax Special Items**	$12,469	$197	$14,176	$315

Memo:
Special Items impact on earnings per share***	$3.20	$0.09	$3.43	$0.01

* Includes pension-related special items
** For 2011, primarily represents valuation allowance reversal at year end and valuation allowance consumed during the year
*** Includes related tax effect on special items and tax special items

NET INTEREST RECONCILIATION TO GAAP
	Fourth Quarter		Full Year
	2011	2012	2011	2012
	(Mils.)	(Mils.)	(Mils.)	(Mils.)

Interest expense	$(183)	$(142)	$(817)	$(713)
Interest income	96	52	387	272
Subtotal	$(87)	$(90)	$(430)	$(441)

Adjusted for items included / excluded from net interest:
Include: Gains/(Losses) on cash equiv. & mark. securities*	(24)	5	(8)	69
Exclude: Change in amortized value of debt included in interest expense	—	(45)	—	(45)
Exclude: Special items	—	—	(2)	—
Other	(15)	(17)	(60)	(72)
Net Interest	$(126)	$(147)	$(500)	$(489)

* Excludes mark-to-market adjustments of our investment in Mazda

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AUTOMOTIVE SECTOR
GROSS CASH RECONCILIATION TO GAAP
		Dec. 31,	Sep. 30,	Dec. 31,
		2011	2012	2012
		(Bils.)	(Bils.)	(Bils.)

	Cash and cash equivalents	$7.9	$6.2	$6.2
	Marketable securities	15.0	17.9	18.2
	Total cash and marketable securities	$22.9	$24.1	$24.4

	Securities in transit*	—	—	(0.1)
	Gross cash	$22.9	$24.1	$24.3

*	The purchase or sale of marketable securities for which the cash settlement was not made by period-end and for which there was a payable or receivable recorded on the balance sheet at period end

AUTOMOTIVE SECTOR
OPERATING-RELATED CASH FLOWS RECONCILIATION TO GAAP
	Fourth Quarter		Full Year
	2011	2012	2011	2012
	(Bils.)	(Bils.)	(Bils.)	(Bils.)

Cash flows from operating activities of continuing operations	$2.6	$2.2	$9.4	$6.3

Items included in operating-related cash flows
Capital expenditures	(1.2)	(1.9)	(4.3)	(5.5)
Proceeds from the exercise of stock options	—	—	0.1	—
Net cash flows from non-designated derivatives	—	(0.2)	0.1	(0.8)

Items not included in operating-related cash flows
Cash impact of JSB and personnel-reduction actions	0.1	0.1	0.3	0.4
Pension contributions	0.1	0.9	1.1	3.4
Tax refunds and tax payments from affiliates	(1.0)	—	(1.4)	(0.1)
Settlement of outstanding obligation with affiliates	—	—	—	(0.3)
Other	0.1	(0.1)	0.3	—
Operating-related cash flows	$0.7	$1.0	$5.6	$3.4

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